UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2007

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 8, 2007, WellPoint, Inc. (the “Company”) closed its sale of $700,000,000 aggregate principal amount of its 5.875% Notes due 2017 (the “2017 Notes”) and $800,000,000 aggregate principal amount of its 6.375% Notes due 2037 (the “2037 Notes” and, together with the 2017 Notes, the “Notes”) pursuant to a Terms Agreement, dated June 5, 2007, among the Company and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several Underwriters named in the Terms Agreement. The Notes have been registered under the Securities Act of 1933 (the “Act”) pursuant to a registration statement on Form S-3 (File No. 333-130736) previously filed with the Securities and Exchange Commission under the Act.

The aggregate net proceeds received by the Company from the sale of the Notes were approximately $1,478,282,000 after deducting the underwriting discount and offering expenses. The Company intends to use the net proceeds of the offering for working capital and for general corporate purposes, including, but not limited to, repurchasing shares of the Company’s common stock. The Indenture, defined below, does not prohibit or limit the incurrence of indebtedness and other liabilities by the Company or its subsidiaries.

The Notes were issued pursuant to an Indenture, dated as of January 10, 2006, between the Company and The Bank of New York Trust Company, N.A., as Trustee. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing on December, 15 2007. Each interest payment will be made to the persons who are registered holders of the notes on the immediately preceding June 1 and December 1, respectively.

The Notes may be declared immediately due and payable by the trustee or the holders of 25% of the principal amount of the Notes of the affected series if an event of default occurs under the Indenture and has not been cured. An event of default generally means that the Company (1) fails to pay the principal or any premium on a Note on its due date, (2) does not pay interest on a Note within 30 days of its due date, (3) remains in breach of any other term of the Indenture for 60 days after its receipt of written notice of such failure or (4) files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occurs.

The 2017 Notes will mature on June 15, 2017, and the 2037 Notes will mature on June 15, 2037. However, the Company, at its option, may redeem the 2017 Notes and the 2037 Notes, in each case, in whole at any time or in part from time to time, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, as defined in the Indenture, plus 15 basis points in the case of the 2017 Notes and 25 basis points in the case of the 2037 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Unless we have exercised our right to redeem the 2017 Notes and 2037 Notes in full as described in the preceding paragraph, upon the occurrence of both (i) a change of control of the Company and (2) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Services Inc., Standard & Poor’s Ratings Services and Fitch Ratings Inc. within a specified period, we will be required to make an offer to purchase all of the 2017 Notes and the 2037 Notes at a price equal to 101% of the principal amount of the 2017 Notes and 2037 Notes, respectively, plus any accrued and unpaid interest to the date of repurchase.

The Underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the Underwriters are participants in the Company’s revolving credit agreement.

The foregoing description of the issuance and sale does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is incorporated by reference hereto as Exhibits 4.1.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Exhibit
1.1	Terms Agreement, dated as of June 5, 2007 among WellPoint, Inc., Banc of America Securities LLC and Citigroup Global Markets Inc.

4.1	Indenture, dated as of January 10, 2006, between WellPoint, Inc. and The Bank of New York Trust Company, N.A (filed as Exhibit 4.1 to WellPoint, Inc.’s Form 8-K dated January 10, 2006, and incorporated herein by reference).

4.2	Form of the 5.875% Notes due 2017.

4.3	Form of the 6.375 % Notes due 2037.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2007

WELLPOINT, INC.

By:	/s/ Nancy L. Purcell
Name:	Nancy L. Purcell
Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Terms Agreement, dated as of June 5, 2007 among WellPoint, Inc., Banc of America Securities LLC and Citigroup Global Markets Inc.

4.1	Indenture, dated as of January 10, 2006, between WellPoint, Inc. and The Bank of New York Trust Company, N.A (filed as Exhibit 4.1 to WellPoint, Inc.’s Form 8-K dated January 10, 2006, and incorporated herein by reference).

4.2	Form of the 5.875% Notes due 2017.

4.3	Form of the 6.375% Notes due 2037.